Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

EWSB Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common stock, $0.01 par value per share	Rule 457(a)	1,157,188	$10.00	$11,571,880	0.0001476	$1,708
	Total Offering Amounts							$1,708
	Total Fees Previously Paid							$1,708
	Total Fee Offsets							—
	Net Fee Due							$—